Exhibit
                                      99.5


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        RG AMERICA, INC. f/k/a INVVISION CAPITAL, INC. AND SUBSIDERIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated financial statements have been prepared to give effect to RG America, Inc.'s (RG) acquisition of Practical Buildings Solutions 2000, Inc. (PBS) pursuant to the terms of a Stock Purchase and Sale Agreement dated August 10, 2004. The aggregate purchase was $350,000, which payment consisted of one million (1,000,000) restricted shares of RG's common stock. In addition, the Company incurred $14,755 in related transaction cost. The terms included (1) an agreement by the stockholders of PBS to escrow 333,333 shares of common stock for a period of two years to satisfy certain potential indemnifiable claims and (2) an agreement by RG granting piggyback registration rights for the resale of 35,100 of the purchase consideration shares.

The pro forma condensed consolidated balance sheet gives effect to the PBS acquisition as if it had occurred on June 30, 2004, combining the balance sheets of RG and PBS as of that date. The pro forma condensed consolidated statements of operations for the six months ended June 30, 2004 and for the year ended December 31, 2003 give effect to the acquisition as if it had occurred on January 1, 2003 combining the results of RG for the six months ended June 30, 2004 and the year ended December 31, 2003 with those of PBS for the same periods.

The pro forma condensed consolidated balance sheet and the pro forma condensed consolidated statements of operations for the six months ended June 30, 2004 and for the year ended December 31, 2003 include appropriate adjustments related to the transaction. The pro forma adjustments are based on preliminary appraisal results, estimates, available information and certain assumptions that management deems appropriate. The pro forma consolidated financial information is unaudited and does not purport to represent the consolidated results that would have been obtained had such transaction occurred at the beginning of 2003, as assumed, nor does it purport to present the results which may be obtained in the future.


UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AND CONSOLIDATED STATEMENTS OF OPERATIONS ADJUSTMENTS

(A) Record the PBS acquisition, including (1) the exchange of 1,000,000 shares of RG common stock at an exchange price of $0.35 per share for all outstanding shares of PBS, and (2) estimated transaction cost of $14,755.

This acquisition was accounted for as a stock purchase with the total consideration allocated to the assets and liabilities assumed as follows:


Description
Capital contribution of 1,000,000 shares of RG
common stock at a per share price of $0.35
exchangeable for 1,000 shares of PBS common stock                  $    350,000
Estimated transaction costs                                              14,755
                                                                   ------------
                                                                   $    364,755
                                                                   ============
Allocation:
Current assets                                                     $     64,070
Property and equipment, net                                              45,677
Current liabilities                                                    (146,025)
Goodwill                                                                401,033
                                                                   ------------
                                                                   $    364,755
                                                                   ============

(B) Write off PBS's uncollectible other receivables.

(C) Eliminate inter-company payables and receivables between RG and PBS.

(D) Eliminate inter-company note payable - related party and other receivable between RG and PBS.

(E) Write off PBS's deferred income tax liabilities which are not applicable to RG.

(F) Write off PBS's uncollectible accounts receivable.

(G) As RG is in a full valuation position for income taxes, no provision (benefit) would have been recognized.